Mitek Reports Preliminary Fiscal 2023 Full Year Financial Results and
Provides Guidance for Fiscal 2024

SAN DIEGO, CA, December 7, 2023 - Mitek Systems, Inc. (NASDAQ: MITK, www.miteksystems.com, “Mitek” or the “Company”), a global leader in digital identity and fraud prevention, today reported preliminary financial results for its full fiscal year ended September 30, 2023, and provides guidance for its 2024 fiscal year ending September 30, 2024.

Preliminary Fiscal 2023 Full-Year Financial Highlights

•Total revenue increased 19% year over year to $171.9 million.
•GAAP net income was $7.8 million, or $0.17 per diluted share.
•Non-GAAP net income was $43.8 million, or $0.94 per diluted share.
•Cash flow from operations was $31.4 million.
•Total cash and investments were $134.9 million on September 30, 2023.

These preliminary unaudited financial results for the fiscal year ended September 30, 2023 are estimates based on currently available information and the Company has not yet completed its year end audit of such financial results. These preliminary unaudited estimates of the Company’s revenue, net income, cash flow and cash and investments have been prepared by and are the responsibility of management. The Company’s actual results may differ from these preliminary estimates after the completion of our year end audit by our independent registered public accounting firm, and related final adjustments and review by the Company’s staff and management. The Company’s independent registered public accounting firm has not conducted a review of and does not express an opinion or any other form of assurance with respect to these preliminary estimates.

Mitek CEO Max Carnecchia’s Comments

"We are happy to announce that we exceeded our fiscal 2023 revenue guidance and delivered full-year revenue growth of 19% and a non-GAAP operating margin of 31% for our fiscal year ended September 30, 2023. Our Deposits revenue grew 21% for our full fiscal year, while Identity revenue grew 18% year over year. Also, for the full fiscal year 2023, Mitek’s net revenue retention rate was over 115%, which again underscores the value our solutions deliver in the growing markets we serve. We also generated significant cash flow and strengthened our balance sheet in fiscal 2023, and with our market leading product portfolio in place, we believe that we do not need to do additional acquisitions to further penetrate the significant market opportunities we address. Instead, we are focused on using our cash flow to drive shareholder value in other ways, and we routinely assess all capital allocation alternatives, including opportunistic share repurchase programs. At this time, we are in a blackout period as we finalize our year-end audit and are thus limited in the actions we can take until we are outside of our blackout period."

Fiscal 2024 Full Year Guidance

For its fiscal year ending September 30, 2024, Mitek expects full-year revenue to be in the range of $180.0 million to $185.0 million and its non-GAAP operating margin for fiscal 2024 to be in the range of 30.0% to 31.0%.

Mitek Interim CFO Fuad Ahmad’s Comments

"In fiscal 2023, we signed a large multi-year mobile deposit reorder that locked in favorable pricing over a four year period. Due to the unique terms of this contract we recognized additional license revenue relating to future years of approximately $7.0 million in fiscal 2023. If we back out the future year revenue from our preliminary fiscal 2023 revenue, and attribute the portion of the $7.0 million that would have been recognized in fiscal 2024 to the midpoint of our guidance, our fiscal 2024 revenue guidance would represent growth of 12% at the midpoint. Additionally, we are committed to our Identity business reaching at least breakeven from a profitability standpoint by the end of fiscal 2024, which ends September 30, 2024.”

Filing Status

As a result of delays in filing its Quarterly Reports on Form 10-Q for fiscal 2023 (all of which are now on file), the Company was late in starting its year-end audit for fiscal 2023, and therefore currently anticipates that it will be delayed in filing its Annual Report on Form 10-K for the year ended September 30, 2023, which is due on December 14, 2023. If the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023 is not filed on time, Nasdaq will likely issue a delist determination letter and the Company will have an opportunity to request a new hearing and an extension to complete the filing of such report. The Company plans to request such a hearing following receipt of a delist determination letter.

About Mitek Systems, Inc.

Mitek (NASDAQ: MITK) is a global leader in digital access, founded to bridge the physical and digital worlds. Mitek’s advanced identity verification technologies and global platform make digital access faster and more secure than ever, providing companies new levels of control, deployment ease and operation, while protecting the entire customer journey. Trusted by 99% of U.S. banks for mobile check deposits and
7,900 of the world’s largest organizations, Mitek helps companies reduce risk and meet regulatory requirements. Learn more at www.miteksystems.com. [(MITK-F)]

Follow Mitek on LinkedIn and YouTube, and read Mitek’s latest blog posts here.

Notice Regarding Forward-Looking Statements

Statements contained in this news release relating to the Company or its management’s intentions, hopes, beliefs, expectations or predictions of the future, including, but not limited to, statements relating to the Company’s preliminary results for the year ended September 30, 2023 and its fiscal 2024 guidance, long-term prospects and market opportunities of the Company, the Company’s anticipated delay in the filing of its Annual Report on Form 10-K for the fiscal year ended September 30, 2023, and its related plan to request an extension from Nasdaq, the Company’s belief that it does not need additional acquisitions to further penetrate the significant market opportunities it addresses, the Company’s focus on using its cash flow to drive shareholder value and the Company’s expectations regarding profitability of its Identity business. Such forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, risks related to the Company’s ability to withstand negative conditions in the global economy, a lack of demand for or market acceptance of the Company’s products, the impact of the Company’s acquisition of HooYu Ltd. including any operational or cultural difficulties associated with the integration of the businesses of Mitek and HooYu Ltd., the Company’s ability to continue to develop, produce and introduce innovative new products in a timely manner, the Company’s ability to capitalize on a growing market, quarterly variations in revenue, the profitability of certain sectors of the Company, the performance of the Company’s growth initiatives, the outcome of any pending or threatened litigation, and the timing of the implementation and launch of the Company’s products by the Company’s signed customers.

Additional risks and uncertainties faced by the Company are contained from time to time in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022, as filed with the SEC on July 31, 2023 and its quarterly reports on Form 10-Q and current reports on Form 8-K, which you may obtain for free on the SEC’s website at www.sec.gov. Collectively, these risks and uncertainties could cause the Company’s actual results to differ materially from those projected in its forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company disclaims any intention or obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Contact:
Todd Kehrli or Jim Byers
MKR Investor Relations, Inc.
mitk@mkr-group.com

Note Regarding Use of Non-GAAP Financial Measures

This news release contains non-U.S. generally accepted accounting principles (“GAAP”) financial measures for non-GAAP net income and non-GAAP net income per share that exclude amortization and acquisition-related costs, intellectual property litigation costs, executive transition costs, stock compensation expense, non-recurring audit fees, restructuring costs, amortization of debt discount and issuance costs, income tax effect of pre-tax adjustments, and the cash tax difference. These financial measures are not calculated in accordance with GAAP and are not based on any comprehensive set of accounting rules or principles. In evaluating the Company’s performance, management uses certain non-GAAP financial measures to supplement financial statements prepared under GAAP. Management believes these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s ongoing operating performance. Further, management and the Board of Directors of the Company utilize these non-GAAP financial measures to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. Management believes these non-GAAP financial measures, when read in conjunction with the Company’s GAAP financial statements, are useful to investors because they provide a basis for meaningful period-to-period comparisons of the Company’s ongoing operating results, including results of operations against investor and analyst financial models, which helps identify trends in the Company’s underlying business and provides a better understanding of how management plans and measures the Company’s underlying business.

The Company has not provided a reconciliation of its forward outlook for non-GAAP operating margin with its forward-looking GAAP operating margin in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to quantify share-based compensation expense, which is excluded from our non-GAAP operating margin, as it requires additional inputs such as the number of shares granted and market prices that are not ascertainable due to the volatility of the Company’s share price. Additionally, a significant portion of the Company’s operations are in foreign countries and the transactional currencies are primarily Euros and British pound sterling and the Company is not able to predict fluctuations in those currencies without unreasonable efforts.

Key Business Metrics

We monitor net revenue retention to help us evaluate our business, identify trends affecting our business, formulate business plans, and make strategic decisions.

To calculate net revenue retention, the Company first calculates total revenue (including expansion revenue) and reduce that amount by revenue churn (e.g. contract expirations, cancellations, downgrades, or other reductions). To calculate net revenue retention rate, the Company specifies a measurement period consisting of the trailing 12 months from its current period end. The Company then calculates its net revenue retention rate as the quotient obtained by dividing its total revenue in the second year of the measurement period by its revenue in the first year of the measurement period (i.e. the numerator excludes revenue generated by customers newly acquired in the second year of measurement). The net revenue retention rate is subject to adjustments for acquisitions, consolidations, spin-offs, and other market activity, and the Company presents its net revenue retention rate for historical periods reflecting these adjustments.

MITEK SYSTEMS, INC.
NON-GAAP NET INCOME RECONCILIATION
(Unaudited)
(amounts in thousands except per share data)

	Twelve Months Ended September 30,
	2023	2022
Net income (loss)	$7,813	$3,032
Non-GAAP adjustments:
Amortization and acquisition-related costs(2)	19,046	15,533
Intellectual property litigation costs	1,262	1,446
Executive transition costs	679	—
Stock compensation expense	10,433	13,363
Non-recurring audit fees	3,451	—
Restructuring costs	2,114	1,800
Amortization of debt discount and issuance costs	7,546	7,053
Income tax effect of pre-tax adjustments	(11,207)	(9,799)
Cash tax difference(1)	2,651	7,210
Non-GAAP net income	43,788	39,638
Non-GAAP income per share—basic	$0.96	$0.89
Non-GAAP income per share—diluted	$0.94	$0.87
Shares used in calculating non-GAAP net income per share—basic	45,651	44,595
Shares used in calculating non-GAAP net income per share—diluted	46,343	45,780

(1)The Company’s non-GAAP net income is calculated using a cash tax rate of 20% in fiscal 2023 and 3% in fiscal 2022. The estimated cash tax rate is the estimated annual tax payable on the Company’s tax returns as a percentage of estimated annual non-GAAP pre-tax net income. The Company uses an estimated cash tax rate to adjust for the historical variation in the effective book tax rate associated with the reversal of valuation allowances. The fiscal 2022 cash tax rate includes a beneficial impact of reduced taxes payable due to the utilization of research and development tax credits and the utilization of loss carryforward. The Company believes that the cash tax rate provides a more transparent view of the Company’s operating results. The Company’s effective tax rate used for the purposes of calculating GAAP net income for fiscal 2023 and 2022 was 25% and negative 11%, respectively.
(2)Included in acquisition-related costs and expenses in fiscal 2022 is $0.3 million of foreign exchange and investment losses incurred in connection with the acquisition of HooYu Ltd. which is included in other income (expense), net in the consolidated statements of operations.